EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

Consolidated-Tomoka Land Co.:

We consent to the incorporation by reference in Registration Statements (Nos. 33-62679 and 33363400) on Form S-8 of Consolidated-Tomoka Land Co. and subsidiaries of our reports dated March 13, 2008, with respect to the consolidated balance sheets of Consolidated-Tomoka Land Co. and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of years in the three–year period ended December 31, 2007 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Consolidated-Tomoka Land Co. and subsidiaries.

Our report with respect to the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, effective December 31, 2006 and a change in quantifying errors in 2006.

/s/ KPMG LLP

Orlando, Florida

March 13, 2008

Certified Public Accountants